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EXHIBIT 24

AAF-McQuay Inc.
POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each of the undersigned Directors of AAF-McQuay Inc. hereby constitutes and appoints Ho Nyuk Choy, Bruce D. Krueger and either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in any of said agents and attorneys-in-fact, to sign for the undersigned in their respective names as Directors of AAF-McQuay Inc., the Annual Report on Form 10-K, and any and all further amendments to said Report, hereby ratifying and confirming all acts taken by any such agent and attorney-in-fact, as herein authorized.

Dated: September 26, 2001

/s/ Quek Leng Chan Quek Leng Chan	/s/ Ho Nyuk Choy Ho Nyuk Choy
/s/ Kwek Leng San Kwek Leng San	/s/ Liu Wan Min Liu Wan Min

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AAF-McQuay Inc. POWER OF ATTORNEY